Execution Copy

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of September 20th, 2018 (the “Effective Date”) by and between Corbus Pharmaceuticals, Inc., a Delaware corporation having a place of business at 500 River Ridge Drive, Second Floor, Norwood, MA 02062 (“Corbus”) and Jenrin Discovery, LLC, a Delaware limited liability company having a place of business at 285 Wilmington-West Chester Pike, Chadds Ford, PA 19317 (“Jenrin”).

RECITALS

WHEREAS, Jenrin is the owner of, or otherwise has rights in, certain patents and related know- how concerning certain Compounds (as that term is defined in Section 1.7);

WHEREAS, Corbus is a company engaged in, among other things, the research, development and commercialization of pharmaceutical products; and

WHEREAS, Corbus desires to obtain certain exclusive rights to research, develop and commercialize products using Compounds and through the use of Jenrin’s technology, and Jenrin desires to grant Corbus such rights, all as set forth below.

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

Article 1

DEFINITIONS

Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below. The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

1.1 “Affiliate” means with respect to a Party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Backup Product” has the meaning set forth in Section 3.2(b).

1.4 “Bankruptcy Code” has the meaning set forth in Section 9.4(b).

1.5 “Commercially Reasonable Efforts” means the carrying out of obligations using such effort and employing such resources that are substantially similar to the effort and resources Corbus would devote to a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into consideration all relevant factors, including the nature of the product, the clinical setting in which it is expected to be used, stage of development, efficacy and safety relative to competitive products in or expected to be introduced into the marketplace in the foreseeable future, the cost of manufacturing, process development, scale-up, the nature and extent of market exclusivity (including Patent coverage and regulatory exclusivity), cost and likelihood of obtaining Regulatory Approval, and projected economic return. Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and may change over time, reflecting changes in the status of the product and the market(s) involved.

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1.6 “Completion” has the meaning set forth in Section 3.2(a).

1.7 “Compound” means (a) the compound designated as JD-5037, (b) all other compounds or chemical entities discovered, synthesized, developed, owned or Controlled by or on behalf of Jenrin or its Affiliates as of, on or after the Effective Date the research, development, use, making, having made, offer for sale, sale or importation of which would infringe a Valid Claim of a Licensed Patent or involve the use of Licensed Know-How, (c) any other compound created or discovered by or on behalf of Corbus or any of its Related Parties after the Effective Date the research, development, use, making, having made, offer for sale, sale or importation of which would, but for the license rights granted Corbus under this Agreement, infringe a Valid Claim of a Licensed Patent or constitute an unauthorized use of Licensed Know-How, and (d) any prodrug, metabolite, salt form or other modification of any of the foregoing.

1.8 “Confidential Information” means any non-public scientific, technical, trade or business information that is (a) given by one Party to the other and treated by the disclosing Party as confidential or proprietary, or (b) developed by or on behalf of a Party under the terms of this Agreement. The disclosing Party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure, all Confidential Information that is disclosed by the disclosing Party in writing or other tangible form. Notwithstanding anything to the contrary in the foregoing, all non-public information regarding Corbus’ business, including all Corbus business and product plans, customer lists and all agreements between Corbus and any Third Party, will be considered Confidential Information, whether or not labeled as confidential.

1.9 “Control” or “Controlled” means, with respect to an item or right, the possession, whether by ownership or license (in each case other than pursuant to this Agreement), by a Party of the right to grant to the other Party access to or a license to or under each such item or right as provided in this Agreement without violating any agreement or other arrangement with any Third Party.

1.10 “Corbus Indemnitees” has the meaning set forth in Section 7.1.

1.11 “Corbus IP” has the meaning set forth in Section 9.5(b)

1.12 “Cover”, “Covers” or “Covered” means, with respect to a Licensed Product, that in the absence of a license granted under a Valid Claim of a Licensed Patent, the making, using, selling, importation, or exportation of such Licensed Product would infringe such Valid Claim.

1.13 “Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

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1.14 “Effective Date” has the meaning set forth in the preamble.

1.15 “FDA” means the United States Food and Drug Administration, or any successor agency with similar responsibilities.

1.16 “Field” means the diagnosis, prophylaxis and treatment of all diseases or conditions in humans and/or animals.

1.17 “First Commercial Sale” means with respect to a Licensed Product, the first commercial sale in a country in the Territory of such Licensed Product; provided, that First Commercial Sale does not include (a) any sale to or between Related Parties of Corbus, (b) any use of such Licensed Product in clinical trials, pre-clinical studies or other development activities, or (c) the disposal or transfer of such Licensed Product without monetary consideration for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

1.18 “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied; and will mean the international financial reporting standards (“IFRS”) at such time as IFRS (a) becomes the generally accepted accounting standard and applicable laws require that the applicable Party use IFRS or (b) is adopted as the applicable accounting standard of such Party.

1.19 “IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated by the FDA, or (b) an equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

1.20 “Indemnify” has the meaning set forth in Section 7.1.

1.21 “Infringement” has the meaning set forth in Section 5.3(a).

1.22 “Jenrin Indemnitees” has the meaning set forth in Section 7.2.

1.23 “Joint Inventions” has the meaning set forth in Section 5.1.

1.24 “Joint Patent” has the meaning set forth in Section 5.1.

1.25 “Licensed Intellectual Property” means all Licensed Patents and Licensed Know-How.

1.26 “Licensed Know-How” means all materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, Regulatory Filings, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing and other scientific, technical or regulatory information, patentable or otherwise, that (a) are reasonably necessary or useful for the research, development, manufacture, use or sale of Licensed Products, and (b) are Controlled by Jenrin as of the Effective Date or during the Term of this Agreement, including the items transferred to Corbus pursuant to Section 4.1.

1.27 “Licensed Patents” means (a) the Patents listed on Exhibit A to this Agreement; (b) any and all Patents that claim Licensed Know-How and are Controlled by Jenrin on the Effective Date or during the Term, including Jenrin’s interest in any Joint Patent that claims Licensed Know-How; (c) all divisionals, continuations (in whole or in part, including conversions of provisional applications into utility Patent applications), and substitutions of any of the Patents listed in clauses (a) or (b) of this Section 1.27, and any letters patent and/or registrations (including all reissues, renewals, extensions, confirmations, re- examinations, supplementary protection certificates) that may be granted on any of the foregoing; and (d) any and all United States and foreign counterparts of any of the foregoing

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1.28 “Licensed Product” means any product comprised of or containing a Compound.

1.29 “Losses” has the meaning set forth in Section 7.1.

1.30 “Net Sales” means, with respect to any Licensed Product, the gross invoiced sales of such Licensed Product less good faith estimates of the following deductions to the extent specifically relating to sales of such Licensed Product, which estimates will be adjusted to reflect actual deductions on a periodic basis (no less frequently than every (6) months):

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non- Sublicensee Third Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided, that if the debt is later paid, the corresponding amount will be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees and any other similar allowances granted by Corbus or its Related Parties (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions)) that effectively reduce the selling price or gross sales of the Licensed Product;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by Corbus or any of its Related Parties in shipping Licensed Product to a non- Sublicensee Third Party to the extent included in the invoice price and not separately itemized;

(e) import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales, including pharmaceutical excise taxes (such as those imposed by the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), but excluding income or net profit taxes or franchise taxes of any kind;

(f) other similar or customary deductions taken in the ordinary course of business or in accordance with GAAP.

Net Sales will be determined in accordance with GAAP. Net Sales will not be imputed to transfers of Licensed Products for use in clinical trials, non-clinical development activities or other development activities with respect to Licensed Products, for bona fide charitable purposes, for compassionate use, for indigent patient programs or as free samples.

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If Corbus or its Related Parties sells any Licensed Product in the form of a Combination Product (as defined in this Section 1.30), Net Sales of such Combination Product for the purpose of determining the royalty due to Jenrin pursuant to Section 3.3 will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) and/or the delivery device and/or the services performed in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device or services in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to Jenrin pursuant to Section 3.3 for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Licensed Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to Jenrin pursuant to Section 3.3 for the Combination Product will be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device or services included in such Combination Product, as such fair market values are determined in good faith by Corbus, based upon commercially reasonable standards and available market information.

For purposes of this definition, “Combination Product” means (x) any single product in finished form containing both (A) a Licensed Product and (B) one or more other active ingredients or a delivery device; or (y) any sale of such Licensed Product with another product(s) or with the performance of a service for a single invoice price.

1.31 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.32 “Notified Party” has the meaning set forth in Section 9.3.

1.33 “Original Product” has the meaning set forth in Section 3.2(b).

1.34 “Party” means Corbus or Jenrin; “Parties” means, collectively, Corbus and Jenrin.

1.35 “Patent” means any United States or foreign (i) unexpired letters patent (including inventor’s certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing, and (ii) pending applications for letters patent, including any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part.

1.36 “Phase 1 Clinical Trial” means, as to a specific Licensed Product, [*], as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.37 “Phase 2 Clinical Trial” means as to a specific Licensed Product, [*], as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.38 “Phase 3 Clinical Trial” means as to a specific Licensed Product, [*], as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.39 “Regulatory Approval” means any and all regulatory approvals (including any pricing approvals required by an applicable governmental authority to permit commercial sale in such country or territory), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the marketing and sale of a pharmaceutical product in a given regulatory jurisdiction.

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1.40 “Regulatory Filings” has the meaning set forth in Section 4.2.

1.41 “Related Party” means Corbus’ Affiliates and Sublicensees.

1.42 “Royalty Term” has the meaning set forth in Section 3.3(c).

1.43 “Skipped Milestone” has the meaning set forth in Section 3.2(b)(ii).

1.44 “Sole Invention” has the meaning set forth in Section 5.1.

1.45 “Sublicense Income” means (a) upfront payments, (b) license fees, and, (c) the portion of any development, approval, sales or other milestone payments received by Corbus from a Sublicensee that exceeds the amount then owing to Jenrin under this Agreement with respect to the same event giving rise to such milestone payment, in each case in consideration for a sublicense under, but not an assignment of, the rights granted to Corbus under Article 2; provided that, Sublicense Income does not include (i) payments or reimbursement for documented research and/or development activities that occur after the Effective Date, valued at the actual direct cost of such activities plus overhead charges negotiated in good faith in an arm’s-length transaction, (ii) payment or reimbursement of reasonable patent expenses actually incurred by Corbus after the Effective Date for the Licensed Patents, and (iii) any consideration received for an equity interest in, extension of credit to (including but limited to convertible debt) or other investment in Corbus or Corbus’ Affiliates to the extent that such consideration does not exceed the fair market value of the equity or other interest received as determined in good faith by the Board of Directors of Corbus or its Affiliate (as applicable).

1.46 “Sublicensee” means an entity to which Corbus grants a sublicense under Corbus’ rights under Article 2; provided that “Sublicensee” does not include any of Corbus’ Affiliates or wholesale distributors of Corbus or its Affiliates who purchase Licensed Products from Corbus or its Affiliates in an arm’s length transaction and who have no other obligation, including a reporting obligation, to Corbus or its Affiliates, with respect to any subsequent use or disposition of such Licensed Products.

1.47 “Term” has the meaning set forth in Section 9.1.

1.48 “Territory” means all the countries of the world.

1.49 “Third Party” means any entity other than Jenrin, Corbus and their respective Affiliates.

1.50 “Third Party Agreements” has the meaning set forth in Section 6.2(d).

1.51 “Third Party Claim” has the meaning set forth in Section 7.1.

1.52 “Valid Claim” means (a) an unexpired claim of an issued Patent within the Licensed Patents that has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country; or (b) a claim of an application within the Licensed Patents that has been pending for less than seven (7) years from the original priority date.

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Article 2

GRANT OF RIGHTS

2.1 License Grant to Corbus. Subject to the terms and conditions of this Agreement, Jenrin grants to Corbus an exclusive (even as to Jenrin), royalty-bearing license, with the right to grant sublicenses through multiple tiers, in the Territory under and to use the Licensed Intellectual Property to research, develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field.

2.2 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party.

Article 3

COMPENSATION

3.1 Fees.

(a) Upfront Fee. Corbus will pay to Jenrin a single payment of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) with five (5) business days after execution of this Agreement by both Parties.

3.2 Milestone Payments.

(a) Milestones. Corbus will make milestone payments to Jenrin based on achievement of the following milestone events by Corbus or its Related Parties for each Licensed Product to reach such milestone. As used in the table below, “Completion” means database lock for the applicable clinical trial.

Milestone Event	Milestone Payment
1. The earlier to occur of: (a) [*] OR (b) [*]	[*]

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Milestone Event	Milestone Payment
2. [*]	[*]
3. [*]	[*]
4. [*]	[*]
5. [*]	[*]

(b) Payment.

(i) Corbus will notify Jenrin in writing promptly of the achievement of each of the milestone events listed above for each Licensed Product. Each milestone payment by Corbus to Jenrin under this Section 3.2 will be payable only once upon achievement of the applicable milestone event by a Licensed Product comprised of or containing a particular Compound, regardless of the number of times such milestone is achieved with respect to such Licensed Product. (For avoidance of doubt, and without limiting the foregoing, if a Licensed Product achieves a milestone while being developed for a new indication and such Licensed Product achieved previously achieved the same milestone while being developed for a prior indication, no additional milestone payment will be due.) Further, if further clinical development of a Licensed Product with respect to which one or more milestones payments have been made (an “Original Product”) is halted, and such Licensed Product is replaced in development for the same indication by a Licensed Product comprised of or containing a different Compound (a “Backup Product”), then Corbus will not be obligated to make any payments with respect to milestones achieved by the Backup Product for which Corbus has already made a milestone payment with respect to the Original Product. Corbus will pay to Jenrin the applicable milestone payment within ninety (90) days after Corbus’ achievement of the applicable milestone event;

(ii) The milestones set forth in Section 3.2(a) are intended to be successive. In the event that a Licensed Product is not required to meet the goal associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the earlier to occur of:

A. If the Skipped Milestone is milestone #2, [*]; if the Skipped Milestone is milestone #3, [*]; and if the Skipped Milestone is milestone #4, [*]; or

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B. Authorization or other communication from the relevant regulatory authority that expressly states that the goal associated with the Skipped Milestone is not required.

3.3 Royalties.

(a) Rates. Subject to Section 3.3(d), Corbus will pay Jenrin royalties based on Net Sales of each Licensed Product by Corbus and its Related Parties in a given calendar year during the applicable Royalty Term for such Licensed Product at the rate below that is applicable to the portion of aggregate Net Sales within each of the following Net Sales levels during such calendar year:

Annual Worldwide Net Sales	Royalty Rate
US [*] or less	[*]
More than US [*] but less than US [*]	[*]
US [*] or more	[*]

(b) Blended Royalties. The Parties acknowledge and agree that the Licensed Patents and Licensed Know-How licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to the sales of Licensed Products, which rates could be applied separately to Licensed Products involving the exercise of such Licensed Patents and/or the incorporation of such Licensed Know-How, and that, if such royalties were calculated separately, royalties relating to Licensed Patents and royalties relating to Licensed Know-How would last for different terms. Notwithstanding the foregoing, the Parties have determined, for reasons of convenience, that blended royalty rates for the Licensed Patents and the Licensed Know-How licensed under this Agreement, as set forth above, will apply during a single Royalty Term. The Parties further acknowledge and agree that nothing in this Agreement (including any exhibits or attachments to this Agreement) will be construed as representing an estimate or projection of either (A) the number of Licensed Products that will or may be successfully developed or commercialized or (B) anticipated sales or the actual value of any Licensed Product, and that the figures set forth in this Section 3.3 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the royalty payment obligations if such sales performance is achieved.

(c) Royalty Term. “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period of time beginning upon the date of First Commercial Sale of a Licensed Product in that country, and ending upon the later of: (i) the seven (7) year anniversary of such First Commercial Sale; or (ii) expiration of the last-to-expire Valid Claim of a Licensed Patent that Covers such Licensed Product in such country.

(d) Third Party Royalties. If Corbus or its Related Parties obtains a license or similar right from any Third Party under any Patent covering technology that is reasonably necessary for the research, development, manufacture or commercialization of a Licensed Product, and if Corbus or any of its Related Parties is required to pay to such Third Party a royalty, license fees or milestone payments to obtain such license or similar right with respect to Licensed Products, then the royalties due pursuant to Section 3.3(a) will be reduced by [*] of the amount of the amounts attributable to such Licensed Product and paid to such Third Party; provided, however, that the royalties payable to Jenrin will not be reduced in any such event to less than [*] of the amounts set forth in Section 3.3(a), solely by reason of any reduction under this Section 3.3(d).

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(e) Other Royalty Provisions. Only one royalty will be due with respect to the same unit of Licensed Product. No royalties will be due upon the sale or other transfer among Corbus and its Related Parties, but in such cases the royalty will be due and calculated upon Corbus’ or its Related Parties’ Net Sales to the first independent Third Party. No royalties will accrue on the sale or other disposition of the Licensed Product by Corbus or its Related Parties for use in a clinical study sponsored or funded by Corbus or on the disposition of a Licensed Product in reasonable quantities by Corbus or its Related Parties as samples without monetary consideration (promotion or otherwise) or as donations (for example, to non- profit institutions or government agencies for a non-commercial purpose).

3.4 Sublicense Income. If at any time during the Royalty Term, Corbus enters into one or more sublicenses with one or more Third Parties of any rights granted Corbus under Section 2.1 covering one or more Licensed Products, Corbus will pay Jenrin a portion of the Sublicense Income received by Corbus under each such sublicense as follows: (i) for a sublicense entered into prior to the first dosing of a subject in a [*] for a particular Licensed Product, an amount equal to [*] of all Sublicense Income received by Corbus as a result of the sublicense granted for such Licensed Product(s), and (ii) for a sublicense entered into after the first dosing of a subject in a [*] for such Licensed Product, an amount equal to [*] of all Sublicense Income received by Corbus as a result of the sublicense granted for such Licensed Product(s).

3.5 Royalty Payment and Reports. Within sixty (60) days after the end of each calendar quarter after the First Commercial Sale of a Licensed Product, Corbus will deliver to Jenrin a report containing the following information for the prior calendar quarter:

(a) the gross sales associated with each Licensed Product sold by Corbus and its Related Parties (including the number and size of units of Licensed Product sold by Corbus and its Related Parties); Related Parties;

(b) a calculation of Net Sales of each Licensed Product that is sold by Corbus and its

(c) if applicable, the amount of Sublicense Income subject to Section 3.4 received by Corbus from its Sublicensees;

(d) the amount of taxes, if any, withheld to comply with applicable law; and

(e) a calculation of payments due to Jenrin with respect to the foregoing (including the calculation of any royalty adjustments pursuant to Section 3.3 and any calculation of currency conversion).

Concurrent with these reports, Corbus will remit to Jenrin any payment due for the applicable calendar quarter. All such reports will be considered Confidential Information of Corbus and will be maintained in confidence by Jenrin. If no royalties or other payments are due to Jenrin for such reporting period, the report will so state. Along with the last report for a calendar year provided under this Section 3.5, Corbus will provide a final report for the entire such year, and statement on whether any reconciling payments must be made at such time to effect the intent of this Article 3. Within thirty (30) days after such statement is provided, the Party that owes any amounts to the other Party to effect such reconciliation will pay the relevant amount to the other Party.

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3.6 Tax Withholding. If Corbus concludes upon the advice of its tax advisor that tax withholdings under the laws of any country within the Territory are required with respect to payments to Jenrin, Corbus will withhold the required amount and pay it to the appropriate governmental authority. In any such case, Corbus will promptly provide Jenrin with original receipts or other evidence reasonably desirable and sufficient to allow Jenrin to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

3.7 Currency; Blocked Payments. All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement will be made in United States dollars and will be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. In the case of sales of Licensed Products outside the United States by Corbus and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due will be made at the rate of exchange utilized by Corbus (or its Sublicensee, if applicable) in its worldwide accounting system, prevailing on the last day of the applicable calendar quarter. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, royalties or other payments to the receiving Party, payments will be made in the country in local currency by deposit in a local bank designated by the receiving Party.

3.8 Records and Audits. Corbus will keep, and will require all its Related Parties to keep, correct and complete books of accounts and other records containing all information and data that may be necessary to ascertain and verify the royalties and Sublicense Income payable under this Agreement. During the Term and for a period of two (2) years following its termination, Jenrin has the right from time to time (not to exceed once during each calendar year) to have an independent certified public accountant inspect such books and records of Corbus and/or its Affiliates at Jenrin’s expense. Such inspection will be conducted after reasonable prior notice by Jenrin to Corbus during Corbus’ ordinary business hours, will not be more frequent than once during each calendar year and may cover only the two (2) years immediately preceding the date of the audit. Any such independent certified accountant will be reasonably acceptable to Corbus, will execute Corbus’ standard form of confidentiality agreement, and will be permitted to share with Jenrin solely its findings with respect to the accuracy of the royalties reported as payable under this Agreement. If such accounting determines that Corbus paid Jenrin less than the amount properly due in respect of any calendar quarter, then Corbus will reimburse Jenrin such amount, and if the amount underpaid exceeds ten percent (10%) of the amount actually due, Corbus will also reimburse Jenrin for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that Corbus paid Jenrin more than the amount properly due in respect of any calendar quarter, then any excess payments made by Corbus will be credited against future amounts due to Jenrin from Corbus, or if no such future amounts are reasonably expected to be due to Jenrin from Corbus, then Jenrin will reimburse Corbus for any overpayment by Corbus.

Article 4

TECHNOLOGY TRANSFER; EXCLUSIVITY; REGULATORY MATTERS; DILIGENCE

4.1 Technology Transfer and Assistance.

(a) Transition Plan. As soon as possible after the Effective Date, the Parties will complete the Transition Plan attached to this Agreement as Exhibit B and Jenrin will complete the transfer to Corbus of all of the following in Jenrin’s possession, to the extent they have not already been transferred:

(i) all Licensed Know-How;

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(ii) complete and correct copies of all collaborative and other agreements with

Third Parties relating to the Licensed Intellectual Property;

(iii) copies of the Licensed Patents and all correspondence with patent offices in the Territory with respect to such Licensed Patents;

(iv) all Regulatory Filings and all obligations with respect to all Regulatory Filings for the Compounds; and other Compounds;

(v) synthetic methods, analytical methods, and batch records covering JD5037

(vi) all existing inventories of JD-5037, other Compounds and precursor materials for the Compounds;

(vii) all synthetic methods, analytical methods, and batch records covering or necessary or useful for the manufacture and production of JD5037 and other Compounds; and

(viii) all study reports, results and data from pre-clinical studies relating to JD-

5037 and other Compounds conducted prior to the Effective Date.

(b) Jenrin will also promptly provide or make available to Corbus any additional Licensed Know-How, materials, data and information in its possession or Control that are necessary or useful for the exploitation of the Licensed Intellectual Property and/or the research, development, manufacture, Regulatory Approval or commercialization of Licensed Products.

(c) Jenrin will also provide reasonable assistance to Corbus for the orderly transfer and transition of all research and development activities relating to the Compounds and/or Licensed Products to Corbus. In addition, for six (6) months after the Effective Date, or for such longer period as the Parties agree, Jenrin will make available to Corbus Robert J. Chorvat, Ph.D., Jenrin’s Chief Scientific Officer, to consult with and assist Corbus in its research, development, manufacture, seeking of Regulatory Approval and commercialization of the Compounds and/or Licensed Products. Corbus will pay Jenrin [*] for such services, not to exceed [*] per month, with a minimum payment of US [*] over the first six (6) month period. Jenrin acknowledges that Corbus and its Affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities, including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Jenrin agrees that Corbus and its Affiliates may, in their sole discretion, disclose information about this Agreement and about Dr. Chorvat’s services or any other services provided by Jenrin under this Agreement, including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Jenrin agrees to promptly supply information reasonably requested by Corbus for disclosure purposes. To the extent that Jenrin is independently obligated to disclose specific information concerning services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Jenrin will make timely and accurate required disclosures.

(d) Each Party will promptly inform the other Party upon the discovery, synthesis or development, by or on behalf of each Party or its Affiliates of any additional Compounds after the Effective Date and will provide to the other Party all information requested by such other Party relating to any such additional Compounds.

(e) For a period of ten (10) years after the Effective Date, neither Jenrin nor any of its

Affiliates will research, develop or commercialize any compounds that are intended to, or do, modulate any cannabinoid receptor, except in connection with the performance of the services contemplated by Section

4.1(c) of this Agreement.

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4.2 Regulatory Matters. Corbus (or its Related Parties) will file and own all INDs, marketing authorization applications and Regulatory Approvals for Licensed Products, and any related items such as investigator’s brochures or IRB approvals, in the Field and in the Territory (collectively, “Regulatory Filings”), and will be solely responsible for all communications with regulatory authorities related to such matters. Jenrin will cooperate with, and provide reasonable assistance to Corbus or its Related Parties, in the preparation and submission of any portions of any Regulatory Filings that rely upon or contain information or data in the Licensed Intellectual Property generated by or on behalf of Jenrin. Corbus will promptly reimburse Jenrin for its reasonable out-of-pocket expenses in complying with this Section 4.2.

4.3 Diligence Obligations.

(a) In General. Corbus will use Commercially Reasonable Efforts to research, develop, obtain Regulatory Approvals for and commercialize a Licensed Product in the Field in the Territory, at its own expense. For purposes of this Section 4.3(a), the efforts of Corbus’ Related Parties will also be considered the efforts of Corbus.

(b) Fulfillment. Notwithstanding anything to the contrary in Section 4.3(a), Corbus will be deemed to have fulfilled all of its obligations, and will have no further obligations, under this Section

4.3 if:

(i) during the first twelve (12) months after the Effective Date, [*]; and

(ii) [*]

Article 5

INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Each Party will own all know-how developed and inventions conceived or reduced to practice solely by its employees, agents or independent contractors (each, a “Sole Invention”). Although the Parties do not intend or expect to jointly develop any know-how or inventions, in the event they do so, then all inventions made jointly by employees, agents or independent contractors of each Party will be owned jointly by the Parties such that each Party has an undivided one-half interest in such inventions (“Joint Inventions”). (All Patents claiming patentable Joint Inventions will be referred to as “Joint Patents.”) Except to the extent either Party is restricted by the rights granted to the other Party and covenants contained in this Agreement, each Party will be entitled to practice, and to grant to Third Parties or its Related Parties the right to practice, inventions claimed in a Joint Patent without restriction or an obligation to account to the other Party. Inventorship will be determined in accordance with United States patent laws.

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5.2 Prosecution of Patents.

(a) Licensed Patents. Corbus will be responsible, at its expense, for obtaining, prosecuting, maintaining and defending the Licensed Patents in Jenrin’s name throughout the Territory. If Corbus elects not to (i) pursue the filing, prosecution, maintenance or defense of a Licensed Patent or any claim in such Licensed Patent in a particular country, or (ii) take any other action with respect to a Licensed Patent in a particular country that is necessary or useful to establish or preserve rights to such Licensed Patent, then in each such case Corbus will so notify Jenrin promptly in writing and in reasonable time to enable Jenrin to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent, as applicable, in such country. Upon receipt of each such notice by Corbus, Jenrin has the right, but not the obligation, to pursue the filing or support the continued prosecution, maintenance or defense of such Licensed Patent at its expense in such country. If Jenrin elects to pursue such filing or continue such support, then Jenrin will notify Corbus of such election. Each Party will, at the other Party’s request, assist and cooperate in the filing and prosecution, maintenance or defense of any application, amendment, submission, response or correspondence with respect to any Licensed Patents. Each Party will provide the other Party, sufficiently in advance for the other Party to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Licensed Patents. Each Party will give due consideration in good faith to the comments of the other Party.

(b) Other Patents Claiming Inventions. Subject to Section 5.2(a), each Party will be responsible, at its expense, for the prosecution and maintenance of Patents claiming its Sole Inventions; provided that, any Patents Covering Jenrin’s Sole Inventions that claim or Cover any Compound will be deemed Licensed Patents subject to Corbus’ rights and obligations (including payment of all expenses) under Section 2.1 and Section 5.2(a). The Parties will mutually agree upon which Party will prosecute Joint Patents that are not Licensed Patents, based on the contribution of each Party to such invention and each Party’s potential interest in products based upon such invention; provided that, any Patents Covering Joint Inventions that claim or Cover any Compound will be deemed Licensed Patents subject to Corbus’ rights and obligations (including payment of all expenses) under Section 2.1 and Section 5.2(a). Except as provided in the immediately preceding sentence, if either Party prosecutes a Joint Patent pursuant to this Section 5.2(b), such Party will solely bear its own internal costs for such prosecution, and the external costs for such prosecution (e.g., outside counsel, filing fees, etc.) will be borne equally by the Parties unless otherwise mutually agreed. Jenrin will have no obligation to prosecute or maintain any Patents Covering its Sole Inventions or its rights in any Joint Inventions; provided that, the foregoing will not affect either Party’s rights or obligations regarding any Licensed Patents Covering such Sole Inventions or Joint Inventions.

5.3 Infringement of Certain Patents by Third Parties. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents, Joint Patents or Patents claiming Sole Inventions of which it becomes aware.

(a) Licensed Patents. Corbus has the sole right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patents or using without proper authorization all or any portion of the Licensed Know-How (each an “Infringement”), and will control any such action for which it exercises such right.

(b) Joint Patents. The Parties will each have the right, but not the obligation to prosecute infringement of any Joint Patents that are not Licensed Patents; provided that they first confer and mutually agree regarding such matter. If Jenrin is involuntarily joined as a party to any enforcement proceeding, Corbus will reimburse Jenrin for its reasonable out-of-pocket expenses incurred by reason of its participation in such proceeding.

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5.4 Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for Corbus becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action. Each Party has the right to take action to defend any such claim brought against it by a Third Party, provided, however, that Jenrin will not enter into any settlement of any claim described in this Section 5.4 that affects adversely Corbus’ rights or interests without first obtaining Corbus’ written consent, which consent will not be unreasonably withheld. Nothing in this Section 5.4 will be deemed to relieve either Party of its obligations under Article 7.

5.5 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 5.3 and 5.4, the same principles governing control of the resolution of the dispute, consent to settlement of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) will apply.

5.6 Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which a Licensed Product is sold by such Party or its Related Parties.

5.7 Validity of Licensed Patents. As an inducement to Jenrin to enter into this Agreement and to grant the exclusive license to Corbus pursuant to Section 2.1 hereof, Corbus hereby advises Jenrin that Corbus does not intend to challenge the validity of the Licensed Patents.

Article 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to transfer the rights granted under this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

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(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

(d) No Debarment. Neither it nor any of its Affiliates has been Debarred and, in the course of its research, development or manufacture of products, such Party, its Affiliates, their respective officers, and any person or entity engaged by such Party or its Affiliates, have not used, and during the Term will not use in performing any activities pursuant to this Agreement, any person or entity who is or has been Debarred by the FDA or equivalent regulatory authorities or who, to the best knowledge of such Party, its Affiliates or any such person or entity engaged by such Party or its Affiliates, is the subject of Debarment proceedings by the FDA or equivalent regulatory authorities. Each Party agrees to notify the other Party in writing immediately if such Party or its Affiliates, or any of their respective officers, or any person or entity used by such Party or its Affiliates under this Agreement, is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best knowledge of such Party, its Affiliates or any such person or entity engaged by such Party or its Affiliates, is threatened,

6.2 Jenrin Representations. Jenrin represents, warrants and covenants to Corbus as follows:

(a) Licensed Intellectual Property. The Licensed Intellectual Property constitutes all of the intellectual property owned or Controlled by Jenrin that would, but for the rights granted to Corbus pursuant to this Agreement, be infringed or misappropriated by the exercise by Corbus of its rights under this Agreement.

(b) Compounds. The Compounds developed by or for Jenrin constitute all chemical entities Controlled by Jenrin or its Affiliates as of the Effective Date that modulate any cannabinoid receptor.

(c) Existence, Validity and Ownership. As of the Effective Date, (i) the Licensed Patents exist and, to the best knowledge of Jenrin after reasonable inquiry, are not invalid or unenforceable, in whole or in part, (ii) Jenrin is the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property, and (iii) the Licensed Intellectual Property is free and clear of any liens, charges and encumbrances. As of the Effective Date Jenrin has no knowledge of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patents or (y) challenging Jenrin’s Control of the Licensed Intellectual Property or making any adverse claim of ownership of the Licensed Intellectual Property.

(d) Third Party Agreements. As of the Effective Date, there are no agreements between Jenrin and Third Parties pursuant to which Jenrin has rights and/or obligations with respect to any Licensed Intellectual Property (“Third Party Agreements”) and Jenrin will not enter into any Third Party Agreements after the Effective Date.

(e) Non-Infringement of Third Party Rights. As of the Effective Date, (i) Jenrin has no knowledge of any Patents (other than the Licensed Patents) that may be infringed by the manufacture, use or sale of Licensed Products, (ii) no claim of infringement of the Patents of any Third Party has been made nor, to Jenrin’s knowledge, threatened against Jenrin or any of its Affiliates with respect to the development, manufacture, sale or use of Licensed Products, and (iii) there are no other claims, judgments or settlements against or owed by Jenrin or to which Jenrin is a party or pending or threatened claims or litigation, in either case relating to any Licensed Product. Neither Jenrin nor any of its Affiliates or their respective current or former employees has misappropriated any of the Licensed Know-How from any Third Party, and Jenrin has no knowledge of any claim by a Third Party that such misappropriation has occurred.

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(f) Non-Infringement of Licensed Intellectual Property by Third Parties. As of the Effective Date Jenrin has no knowledge of any activities by Third Parties that would constitute infringement or misappropriation of the Licensed Intellectual Property.

6.3 No Other Representations. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

Article 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by Jenrin. Jenrin will defend, hold harmless and indemnify (collectively “Indemnify”) Corbus and its Affiliates and their respective agents, directors, officers employees and Sublicensees (the “Corbus Indemnitees”) from and against any and all liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent arising from or related to (a) a breach of any representation, warranty, covenant or other obligation of Jenrin set forth in this Agreement, (b) the gross negligence or willful misconduct of any Jenrin Indemnitee in exercising its rights or performing its obligations under this Agreement, or (c) any claim that any Compounds or other information or materials provided by or on behalf of Jenrin to Corbus or its designee under this Agreement infringes or misappropriates any Third Party rights, except, in each case, to the extent such Loss arises from a matter for which Corbus is obligated to indemnify the Jenrin Indemnitees under this Agreement.

7.2 Indemnification by Corbus. Corbus will Indemnify Jenrin and its Affiliates and their respective agents, directors, officers and employees (the “Jenrin Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising from or related to (a) a breach of any representation, warranty, covenant or other obligation of Corbus set forth in this Agreement, (b) the research, development, use, testing, design, composition, manufacture, promotion, commercialization, marketing, sale, distribution or other disposition of Licensed Products by Corbus or its Related Parties, including a claim that any Licensed Product infringes or misappropriates any Third Party rights, or (c) the gross negligence or willful misconduct of any Corbus Indemnitee in exercising its rights or performing its obligations under this Agreement, except, in each case, to the extent such Loss arises from a matter for which Jenrin is obligated to Indemnify the Corbus Indemnitees under Section 7.1.

7.3 Procedure. To be eligible to be indemnified under Section 7.1 or 7.2, as applicable, the indemnified Party will provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party will not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 or 7.2, as applicable, to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 or 7.2, as applicable, upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

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7.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 7.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

7.5 Insurance. Each Party will maintain insurance during the Term of this Agreement and for a period of at least two (2) years thereafter with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage at the other Party’s written request.

Article 8

CONFIDENTIALITY AND PUBLICITY

8.1 Confidential Information. Each Party agrees (a) to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any Third Party without the prior written consent of such other Party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations will not apply to Confidential Information that the receiving Party can show, by competent evidence (i) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving Party, (iii) is received by the receiving Party without obligation of confidentiality from a Third Party with a right to such information, or (iv) is developed independently by the receiving Party without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information. Furthermore, a Party may disclose Confidential Information of the other Party to (x) its Affiliates, and to its and their directors, employees, consultants, professional advisors and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, (y) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party, and (z) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit Regulatory Filings. Further, notwithstanding the foregoing restrictions in this Article 8, Corbus has the right to disclose or publish any Licensed Know-How transferred or licensed to it under this Agreement as Corbus reasonably deems necessary or useful for the research, development or commercialization of Licensed Products in accordance with the terms of this Agreement. Moreover, Corbus may disclose Confidential Information of Jenrin relating to the research, development or commercialization of Licensed Products to entities with whom Corbus has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

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8.2 Publicity. Upon the execution of this Agreement, Corbus has the right to issue a press release regarding the subject matter of this Agreement. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others and, therefore, that either Party has the right to make announcements of events or developments with respect to this Agreement that are material to such Party. The Parties agree that any such announcement will not contain Confidential Information or, if disclosure of Confidential Information is required by law or regulation or the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Each Party agrees to provide the other Party with a copy of any public announcement as soon as reasonably practicable prior to its scheduled release. Except in the case of extraordinary circumstances, each Party will provide the other with an advance copy of any announcement at least five (5) days prior to its scheduled release and provide the opportunity to comment thereon.

Article 9

TERM AND TERMINATION

9.1 Term. This Agreement will become effective on the Effective Date and unless earlier terminated pursuant to this Article 9, will remain in effect until the expiration of the last-to-expire Royalty Term for a Licensed Product (the “Term”). Thereafter, the rights granted under Article 2 will become fully- paid and perpetual.

9.2 Elective Termination. Corbus has, at any time, the right to terminate this Agreement at will in its entirety upon thirty (30) days prior written notice to Jenrin.

9.3 Termination for Breach. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party will have (a) thirty (30) days to cure such breach to the extent involving non-payment of amounts due under Article 3; and (b) ninety (90) days to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such ninety (90) day period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such a plan, the Notified Party will carry out the plan and cure the breach. If the Notified Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party. If there is a good faith dispute as to the existence or cure of a breach or default pursuant to this Section 9.3, all applicable cure periods will be tolled during the existence of such good faith dispute and no termination for a breach that is disputed in good faith will become effective until such dispute is resolved.

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9.4 Termination for Bankruptcy.

(a) This Agreement may be terminated by a Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if the affected Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing of such bankruptcy or receivership.

(b) All licenses and rights to licenses granted under or pursuant to this Agreement by Jenrin to Corbus are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Corbus, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Jenrin under the Bankruptcy Code, Jenrin (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Corbus or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Corbus may have arising under the Bankruptcy Code or other applicable law.

9.5 Consequences of Termination.

(a) In the event that the license granted to Corbus under this Agreement is terminated, any granted sublicenses will remain in full force and effect; provided that the Sublicensee is not then in breach of its sublicense agreement and the Sublicensee agrees to be bound to Jenrin as a licensor under the terms and conditions of the sublicense agreement. Jenrin will enter into appropriate agreements or amendments to the sublicense agreement with the Sublicensee to substitute itself for Corbus as the licensor under such agreement.

(b) Upon any termination of this Agreement other than termination by Corbus pursuant to Section 9.3 as a result of a breach by Jenrin, (i) except as provided in Section 9.5(c), the rights granted Corbus under Section 2.1 will lapse, and (ii) Corbus will grant to Jenrin a limited, non-exclusive license, with the right to grant sublicenses to Third Parties to whom Jenrin assigns or licenses the Licensed Intellectual Property, under any intellectual property and know-how Controlled by Corbus that (A) constitutes an improvement to the Licensed Intellectual Property, (B) was developed by or for Corbus under the rights granted Corbus under this Agreement, and (C) is necessary or useful to research, develop, manufacture and commercialize Licensed Products (“Corbus IP”) solely for the purpose of allowing Jenrin to research, develop, manufacture and commercialize Licensed Products. For avoidance of doubt, this license is solely to permit Jenrin to have freedom to operate under such Corbus IP solely for the purpose of researching, developing, manufacturing and commercializing Licensed Products, and Corbus will have no obligation to provide to Jenrin any information, data, Compounds, Regulatory Approvals or other materials of any kind or otherwise take any steps to enable Jenrin’s use of the Corbus IP. If Jenrin is interested in receiving any information, data, Compounds, Regulatory Approvals or other materials resulting from Corbus’ exercise of its rights under this Agreement, Corbus will, in good faith, discuss with Jenrin the terms, including financial terms, of an agreement under which Corbus would be willing to provide such information, data, Compounds, Regulatory Approvals or other materials to Jenrin.

(c) Upon any termination of this Agreement after the First Commercial Sale of a Licensed Product, Corbus will have the right to sell off over the eighteen (18) months immediately following such termination, any quantities of Licensed Product then in its inventory or on order from any supplier; provided that Corbus pays to Jenrin the royalties calculated in accordance with Section 3.3 and all other amounts due for such sales under this Agreement.

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9.6 Survival. The following provisions will survive any expiration or termination of this Agreement for the period of time specified in such provision, or if not specified, then they will survive indefinitely: Articles 1, 6, 7 (solely as to actions arising during the Term or in the course of a Party’s exercise of licenses it retains after the Term), and 10, and Sections 3.5 (final report), 3.6, 3.7, 3.8, 4.2, 5.1, 5.2(a) (if termination under Section 9.4 by Corbus), 5.2(b), 5.3 (if termination under Section 9.4 by Corbus), 5.4, 5.5, 8.1, 9.4(b), 9.5, and 9.6. Termination of this Agreement will not relieve the Parties of any liability that accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have under this Agreement or at law or in equity with respect to any breach of this Agreement. Except as expressly set forth in Section 9.3, the remedies provided in this Article 9 are not exclusive of any other remedies a Party may have in law or equity.

Article 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached to and incorporated into this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Intellectual Property, Licensed Product or a Compound, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within such thirty (30) days, either Party may refer the matter by written notice to the other to the Chief Executive Officer of Corbus, or his designee, and the Board of Managers of Jenrin, or its designee, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may pursue any other remedy available under applicable law. The foregoing is not intended to deprive a Party of the right to seek injunctive relief, specific performance or other equitable remedies.

10.3 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law); provided that matters of intellectual property law will be determined in accordance with the United States federal law. The Parties agree to submit to the jurisdiction of the state and federal courts located in the State of New York and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

10.4 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

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10.5 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

For Corbus:	Corbus Pharmaceuticals, Inc.
Attention: Yuval Cohen, CEO
500 River Ridge Drive, Second Floor
Norwood, MA 02062

With a copy to:	Faber Daeufer & Itrato PC
Attn: Jonathan M. Linden, Esq.
890 Winter Street, Suite 315
Waltham, MA 02451

For Jenrin:	Jenrin Discovery, LLC
Attention: Robert J. Chorvat, Ph.D., Chief Scientific Officer
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

With a copy to:	Duane Morris LLP
Attention: Kathleen M. Shay
30 South 17th Street
Philadelphia, PA 19103

10.6 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

10.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, except that, subject to Section 10.8, a Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to one successor to all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations under this Agreement will, in a writing to the other Party, expressly assume performance of such rights and/or obligations, but the assigning Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its assignees to act in a manner consistent with this Agreement. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.7 will be null and void.

10.8 Performance by Affiliates. Each of Jenrin and Corbus acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate, each Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent with this Agreement. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities will not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

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10.9 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as authorization for either Party to act as the agent for the other Party.

10.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.11 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law. If any royalty provision for Licensed Intellectual Property in this Agreement is or becomes unenforceable, then it shall be reformed to the maximum extent permitted by law (a) so as not to adversely affect Corbus’ license rights, and (b) to achieve the same or substantially the same aggregate royalty payment to Jenrin as intended by the original royalty provision.

10.12 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this Agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Corbus Pharmaceuticals, Inc.		Jenrin Discovery, LLC ·

Bv:	/s/ Yuval Cohen,Ph.D.	Bv:	/s/ Bob Charvat. Ph.D.
Name:	Yuval Cohen,Ph.D.	Name:	Bob Charvat. Ph.D.
Title:	Chief Executive Officer	Title:	Chief Scientific Officer
Date:	September 20th.2018	Date:	September 20th.2018

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EXHIBIT A JENRIN PATENTS

Current Active – JD5037 Type

[*] [*] [*] [*]	[*] [*] [*] [*]	[*] [*] [*] [*] [*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
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[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]
[*]	[*]

[*]

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]
[*]
[*]

[*]
[*]	[*]
[*]	[*]

A-1

EXHIBIT B

TRANSITION PLAN

1.0 Transition Plan Summary

1.1 Transition Plan Objective

1.2 Transition Plan Overview

2.0 Transition Management

2.1 Transition Managers

2.2 Transition Planning and Kickoff

3.0 Transition Management Plans

3.1 CMC Transition

3.2 Non-clinical Transition

3.3 Clinical Transition

3.4 Regulatory Transition

1.0 Transition Plan Summary

1.1 Transition Plan Objective

The purpose of the Transition Plan is to provide a structure and measurable objectives for the transfer of all reports, methods, know-how, regulatory materials and compounds from Jenrin to Corbus following the closing of the license agreement. This Transition Plan shall guide the expeditious and efficient development of the Compounds being licensed from Jenrin to Corbus.

1.2 Transition Plan Overview

The Transition Plan outline key Transition requirements, describes transition methodology, targets key

Transition objectives, describes the transition processes and identifies the responsible parties.

2.0 Transition Management

2.1 Transition Managers

The Corbus team has appointed an individual Transition manager who will be responsible for overseeing the Transition Plan responsibilities, activities, and tasks.

2.1.1 Transition Managers

a) [*]

b) [*]

c) [*]

d) [*]

e) [*]

f) [*]

2.2 Transition Planning and Kickoff

[*]

B-1

3.0 Transition Management Plans

The purpose of the Transition Management Plans is to [*]

3.1 CMC Transition

3.1.1 Asset (Compound) Transfer- [*]

3.1.2 Pharmaceutical Development Strategy

a) [*]

3.2 Non-Clinical Transition

3.2.1 Research and Development Plan

a) [*]

3.3 Clinical Transition

3.3.1 Phase I Protocol

a) [*]

3.4 Regulatory Transition

3.4.1 Regulatory Strategy

a) [*]

B-2